                                 [LETTERHEAD]

                                                                EXHIBIT 5.01(a)

                                    April 16, 1999



Millburn Ridgefield Corporation
Managing Owner of
  The Millburn World Resource Trust
411 West Putnam Avenue
Greenwich, Connecticut  06830

Dear Madam or Sir:

          We refer to Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Reg. No. 333-50209), filed by The Millburn World Resource Trust, a Delaware business trust (the "Trust"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about April 19, 1999 (the "Registration Statement"), relating to the registration under the Act of $56,100,000 of Units of Beneficial Interest in the Trust ("Units").

          We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

          Based upon the foregoing, we are of the opinion that:


          1. Millburn Ridgefield Corporation (the "Managing Owner") is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and is in good standing and qualified to do business in each other jurisdiction in which

Millburn Ridgefield Corporation
April 16, 1999
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the failure to so qualify might reasonably be expected to result in material adverse consequences to the Trust.

          2. The Managing Owner has taken all corporate action required to be taken by it to authorize the issue and sale of Units to the Unitholders and to authorize the admission to the Trust of the Unitholders as beneficial owners of the Trust.

          We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states (including the state of Delaware) to the sale of the Units.

          This opinion is limited to the laws of the United States, the States of California, Delaware (general corporation law only), Illinois, New York, Texas and the District of Columbia.

          This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any future date. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. This opinion shall not be used by any other person for any purpose without our written consent.

                                        Very truly yours,



                                        SIDLEY & AUSTIN